UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2007
SOMAXON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51665 (Commission File Number)	20-0161599 (IRS Employer Identification No.)

3721 Valley Centre Drive, Suite 500, San Diego, California (Address of Principal Executive Offices)	92130 (Zip Code)
Registrant’s telephone number, including area code: (858) 480-0400
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.
     On January 29, 2007, Somaxon Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Robert Jones, the Company’s newly-appointed Vice President, Human Resources. Mr. Jones brings to Somaxon more than 20 years of senior management human resources experience. Most recently, Jones served as Executive Vice President of DHR International, an executive recruiting firm. Previously, he was Vice President, Human Resources at Cancervax Corporation. Prior to that, he was Vice President, Human Resources at Women First Healthcare, Inc., and he has held senior management positions in human resources in several other organizations. He earned a bachelor’s degree in education and speech and a master’s degree in personnel administration, both from Ball State University in Indiana.
     Pursuant to the Employment Agreement, Mr. Jones is required to devote his full business time, attention, energy, skill and diligent efforts to the Company’s business. Mr. Jones’ annual base salary will be $215,000. The Employment Agreement does not provide for automatic annual increases in salary, but provides for annual salary reviews beginning after the Company’s 2007 fiscal year. Mr. Jones will be eligible to participate in any bonus plan that the Company puts into effect that is applicable to the Company’s vice presidents.
     The Company has the right to terminate Mr. Jones’ employment at any time with or without “cause” (as defined in the Employment Agreement). Mr. Jones may resign with or without “good reason” (as defined in the Employment Agreement) upon 30 days’ written notice.
     In the event Mr. Jones’ employment is terminated as a result of his disability, he will receive any accrued but unpaid base salary or unused paid time-off as of the date of termination, six months of salary continuation payments, and, in the discretion of the Company’s board of directors, a pro-rated bonus for the year in which the termination occurs.
     The Employment Agreement also provides Mr. Jones with certain severance benefits in the event his employment is terminated by the Company other than for cause or if Mr. Jones resigns with good reason. Specifically, in the event of such a termination or resignation, Mr. Jones will receive any accrued but unpaid base salary or unused paid time-off as of the date of termination, six months of salary continuation payments, six months of health care benefits continuation at the Company’s expense, and, in the discretion of the Company’s board of directors, a pro-rated bonus for the year in which the termination or resignation occurs. In addition, that portion of Mr. Jones’ stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if Mr. Jones had remained employed for an additional 12 months, will immediately vest on the date of such termination or resignation, and he will be entitled to exercise such stock awards for 180 days following the date of termination or resignation (or such shorter period as is allowed by law).
     In the event of a “change of control” (as defined in the Employment Agreement) of the Company, 50% of Mr. Jones’ unvested stock awards will immediately become vested and exercisable on the date of the change of control, and any remaining unvested stock awards will become vested and exercisable on the one year anniversary of the date of the change of control. In addition, in the event Mr. Jones’ employment is terminated by the Company other than for cause or if Mr. Jones resigns with good reason, in each case within 12 months of a change of control, all of Mr. Jones’ unvested stock awards will immediately become vested and exercisable on the date of termination and he will be entitled to exercise such stock awards for 180 days following the date of termination or resignation (or such shorter period as is allowed by law).
     During the term of Mr. Jones’ employment with the Company and for a period of one year after termination of employment, he may not solicit the Company’s employees or consultants. The Employment Agreement provides that Mr. Jones may not disparage the Company at any time during or after the term of his employment. The Employment Agreement also reaffirms Mr. Jones’ obligations under the Company’s standard employee proprietary information and inventions agreement to which Mr. Jones is a party. In addition, the Employment Agreement provides for indemnification of Mr. Jones to the maximum extent permitted by law, and for the maintenance of directors’ and officers’ insurance for the benefit of Mr. Jones.
     A complete copy of the Employment Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to such exhibit. On January 29, 2007, the Company issued a press release announcing the effectiveness of the Employment Agreement, which press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit
Number	Description of Exhibit

10.1	Employment Agreement dated January 29, 2007, between Somaxon Pharmaceuticals, Inc. and Robert Jones.

99.1	Press Release, dated January 29, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2007	SOMAXON PHARMACEUTICALS, INC.
	By:	/s/ Kenneth M. Cohen
	Name:	Kenneth M. Cohen
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

10.1	Employment Agreement dated January 29, 2007, between Somaxon Pharmaceuticals, Inc. and Robert Jones.

99.1	Press Release, dated January 29, 2007.